UNDERLYING FUNDS TRUST
FIFTH AMENDMENT TO THE
FUND ADMINISTRATION SERVICING AGREEMENT

THIS FIFTH AMENDMENT dated as of September 16, 2011, to the Fund Administration Servicing Agreement, dated as of April 28, 2006, as amended April 12, 2007, April 21, 2008, November 1, 2009 and May 1, 2011 (the “Agreement”), is entered into by and among Hatteras Alternative Mutual Funds, LLC, a Delaware limited liability company (the “Adviser”), Underlying Funds Trust, a Delaware statutory trust (the “Trust”) and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the Adviser, the Trust and USBFS have entered into an Agreement; and

WHEREAS, the parties desire to amend the Agreement; and

WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced with Exhibit A attached hereto.

Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

HATTERAS ALTERNATIVE MUTUAL FUNDS, LLC	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Lance Baker	By: /s/ Michael R. McVoy

Printed Name: Lance Baker	Printed Name: Michael R. McVoy

Title: CFO	Title: Executive Vice President

UNDERLYING FUNDS TRUST

By: /s/ Lance Baker

Printed Name: Lance Baker

Title: Treasurer

Exhibit A to the Fund Administration Servicing Agreement – Underlying Funds Trust

Separate Series of Underlying Funds Trust
Event Driven Fund
Long/Short Equity Fund
Market Neutral Fund
Relative Value – Long/Short Debt Fund
Managed Futures Fund (on or after September 29, 2011)